Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Amendment No. 4 to Form S-1/A, registration number 333-288156 filed on the date herewith of CSLM Digital Asset Acquisition Corp III, Ltd of our report dated June 18, 2025, except for Notes 1, 6, and 9, as to which the date is July 22, 2025 relating to the financial statements of CSLM Digital Asset Acquisition Corp III, Ltd as of December 31, 2024 and March 31, 2025 and for the period from July 26, 2024 (inception) through December 31, 2024 and January 1, 2025 through March 31, 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

August 12, 2025